Exhibit 99.1

AVI Press and Investor Contact:

Julie Rathbun

Investor Relations

(541) 224-2575

Investorrelations@avibio.com

AVI BioPharma Announces Third Quarter 2008 Financial Results

PORTLAND, OR — November 10, 2008 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today reported financial results for the three and nine months ending September 30, 2008.

Revenues for the 2008 third quarter were $5.2 million, up from $2.9 million in the prior-year quarter, reflecting increases in research contracts revenues of $2.3 million. Revenues for the nine months ended September 30, 2008 were $15.8 million, up from $5.8 million for the comparable period in 2007, primarily reflecting increases in research contracts revenues of $10.0 million.

The net loss for the third quarter of 2008 was $6.0 million, or $0.08 per share, compared with a net loss for the third quarter of 2007 of $7.0 million, or $0.13 per share. For the nine months ended September 30, 2008, AVI BioPharma reported a net loss of $22.8 million, or $0.33 per share, compared with a net loss for the comparable period in 2007 of $23.0 million, or $0.43 per share.

Research and development (R&D) expenses for the third quarter of 2008 decreased to $7.9million from $9.9 million during the third quarter of 2007. The decrease in R&D expenses was due primarily to decreases in contracting costs for the production of GMP subunits. R&D expenses for the first nine months of 2008 decreased to $23.6 million from $25.4 million in the prior-year period. This decrease was due primarily to decreases in contracting costs for the production of GMP subunits and a decrease in government research contract expenses partially offset by increases in net clinical expenses, compensation costs and professional consultants. During this period the Company completed an asset acquisition of Ercole Biotechnology, Inc (“Ercole”), resulting in additional expenses of $9.9 million relating to acquired in-process research and development.

General and administrative (G&A) expenses for the third quarter of 2008 increased to $3.2 million from $1.5 million for the third quarter of 2007. The increase in G&A expenses was due primarily to an increase in compensation costs, including severance, for the Company’s former President and Chief Operating Officer who resigned during the quarter. G&A expenses for the nine months ended September 30, 2008 decreased to $6.9 million from $7.9 million in the prior-year period. The decrease in G&A expenses for the nine-month period was due primarily to a decrease in compensation costs. This decrease in compensation reflects year 2007 expenses related to the Separation and Release Agreement with the Company’s former Chief Executive Officer.

AVI had cash, cash equivalents and short-term securities of $14.4 million as of September 30, 2008, a decrease of $10.7 million from December 31, 2007. This decrease was due primarily to $9.9 million used in operations and $783,000 used for purchases of property and equipment and patent-related costs.

“AVI’s continued advancement as an RNA-based drug discovery and development company is reflected in the progress of our programs, our leadership and the effective management of our resources,” said Leslie Hudson, Ph.D., President and Chief Executive Officer of AVI BioPharma. “We look forward to continued progress in our clinical programs, such as today’s milestone with our partner Cook Medical to start the first clinical study of a drug eluting stent utilizing AVI-5126, our RNA-based therapeutic agent. “

Third Quarter and Recent Corporate Highlights:

•                  Announced that partner Global Therapeutics, a Cook Medical company, has initiated the world’s first clinical trial of a drug eluting stent that uses an antisense RNA therapeutic agent (AVI-5126) aimed at silencing one of the genes (c-myc) responsible for causing arteries to reclose after stenting (restenosis). AVI-5126 is an enhanced translation suppressing oligomer (TSO) that targets c-myc a key regulatory gene involved in cardiovascular restenosis, silencing the gene before the biochemical events leading to restenosis can be triggered. The enhanced antisense compound has increased potency compared with its predecessors, allowing for a DES system with less drug and excipient.

•                  Announced that the European Medicines Agency (EMEA) Committee for Orphan Medicinal Products (COMP) adopted a positive opinion recommending orphan medicinal product designation for AVI–4658 to treat Duchenne muscular dystrophy (DMD). Additionally, the Company received notification from the Gene Therapy Advisory Committee (GTAC) in the UK granting provisional approval for the Company’s planned clinical trial for systemic delivery of AVI–4658 to treat DMD.

•                  Co-hosted, along with The Foundation to Eradicate Duchenne, the CureDuchenne Foundation, and Prosensa, a conference on ‘Oligonucleotide-directed splicing: Therapeutic Strategies for Duchenne muscular dystrophy (DMD)’ at the prestigious Cold Spring Harbor Laboratories. Invited participants were drawn from all over the world and from all areas of research, clinical development, regulatory affairs and key DMD disease foundations to review the advances in oligonucleotides for the treatment of DMD. Members of AVI’s senior management, as well as several of the Company’s key collaborators, presented original research and development findings.

•                  J. David Boyle II joined the Company as Senior Vice President and Chief Financial Officer. Mr. Boyle has previously held senior positions in biotechnology and specialty pharmaceutical companies including XOMA Ltd., a California—based leader in the discovery and development of therapeutic antibodies, Salix Pharmaceuticals, Ltd. in the U.S. and at Ares Serono Group both in the U.S. and Switzerland.

•                  Hosted, a meeting for analysts, brokers, investors and the Company’s shareholders on September 10, 2008 at the Harvard Club in NYC. AVI’s senior management team and collaborators provided an update on the latest advances in its third–generation antisense technology, status of the Company’s clinical programs including those for Duchenne Muscular Dystrophy, cardiovascular restenosis and AVI’s biodefense collaboration with USAMRIID targeting Ebola, Marburg and other pathogens.

Conference Call

AVI management will hold a conference call to report third quarter 2008 financial results on Monday, November 10, 2008, at 9:30 a.m. Eastern time (6:30 a.m. Pacific time).

Individuals interested in listening to the live conference call may do so by dialing 866-550-6338 toll free within the United States and Canada, or 347-284-6930 for international callers.

A replay of the call will be available by dialing 888-203-1112 toll free within the U.S. and Canada, or 719-457-0820. The passcode for the replay is 4948533. In addition, a recording of the call will be available within approximately 24 hours at www.avibio.com.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based drugs utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action. Unlike other RNA therapeutic approaches, AVI’s antisense technology has been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy as well as for the treatment of cardiovascular restenosis through our partner Global Therapeutics, a Cook Group Company. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as HCV or Dengue viruses. For more information, visit www.avibio.com.

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“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.

[Tables to Follow]

AVI BIOPHARMA, INC.

(A Development-Stage Company)

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues, from license fees, grants and research contracts	$5,170,663	$2,911,406	$15,778,243	$5,798,872
Operating expenses:
Research and development	7,934,886	9,880,480	23,572,395	25,358,937
General and administrative	3,173,942	1,544,512	6,853,417	7,879,193
Acquired in-process
Research and development	—	—	9,916,271	—
	11,108,828	11,424,992	40,342,083	33,238,130

Other income:
Interest income, net	60,147	182,320	307,949	848,397
Gain (loss) on warrant liability	(168,975)	1,296,322	1,443,800	3,550,330
Net loss	$(6,046,993)	$(7,034,944)	$(22,812,091)	$(23,040,531)
Net loss per share basic and diluted	$(0.08)	$(0.13)	$(0.33)	$(0.43)
Shares used in per share calculations	71,150,972	53,693,693	69,160,118	53,500,250

BALANCE SHEET HIGHLIGHTS

(unaudited)

	September 30,	December 31,
	2008	2007
Cash, cash equivalents and short-term securities	$14,360,741	$25,074,413
Total current assets	19,659,981	28,711,451
Total assets	29,514,946	38,637,930
Total current liabilities	10,666,058	9,752,329
Total shareholders’ equity	$16,338,762	$26,381,748

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